Exhibit 99.1

Applied Digital Closes $150 million Senior Secured Note With Macquarie Equipment Capital, Inc. to Refinance Existing Credit Facility With Former Senior Lender

●	Refinances senior secured credit facility with former senior lender, lowering overall cost of capital for the Company’s Ellendale High Performance Computing (“HPC”) data center campus and avoiding costly December 7, 2024 increase to the minimum return hurdle.
●	Eliminates parent guarantee and cross collateralization of other assets, increasing flexibility for future corporate and project level debt financings.
●	Provides further validation of Ellendale HPC project through a senior secured financing partnership with one of the world’s largest infrastructure investors.

DALLAS – December 2, 2024 — Applied Digital Corporation (Nasdaq: APLD) (“Applied Digital” or the “Company”), a designer, builder and operator of next-generation digital infrastructure designed for HPC applications, announced today that the Company, through its subsidiary, APLD Holdings 2, LLC, closed a $150 million senior secured debt financing with Macquarie Equipment Capital, Inc., a division of Macquarie Group’s Commodities and Global Markets’ business (“Macquarie”). APLD Holdings 2, LLC issued a Promissory Note (the “Note”) for the full $150 million in gross proceeds on November 27th, 2024, and simultaneously repaid its obligations under the Senior Secured Credit Facility with CIM Group, removing encumbrances on assets outside of APLD Holdings 2, as well as the parent guarantee. The remaining net proceeds will be used to repay other outstanding debt and pay transaction expenses.

“We are thrilled to partner with Macquarie, a leader in global infrastructure investment with deep expertise in HPC-related infrastructure,” said Wes Cummins, CEO of Applied Digital. “This financing improves our cost of capital for the Ellendale project and provides greater flexibility to support other growing areas of our business. The new structure removes the parent guarantee and liens from non-HPC entities, reflecting the value we’ve created through our previous financings and project execution. We believe this partnership will not only keep our Ellendale buildout on track but may also open the door to future opportunities with Macquarie as we look to scale our projects and expand into even larger endeavors.”

“We are proud to assist Applied Digital in this refinancing and look forward to supporting the continued development of its innovative Ellendale project, as well as future facilities that will be essential to the advancement of AI,” said Joshua Stevens, Associate Director, Macquarie Group’s Commodities and Global Markets business.

The 18-month Note bears a low interest rate of 0.25% per annum, carries no commitment fee or original issue discount and is subject to an initial minimum return hurdle of 1.11x within the first four months of the Note’s term that scales up to 1.35x over its term. In connection with this financing, Macquarie will receive warrants for 1,035,197 shares of Applied Digital Common Stock with a strike price of $9.66 per share.

Amid the ongoing AI revolution, management believes Applied Digital is uniquely positioned to deliver cutting-edge data center solutions and GPU cloud services. With extensive access to stranded power and advanced infrastructure technologies like closed-loop liquid cooling, Applied Digital is focused on providing a hyper-efficient platform for the world’s most demanding HPC and AI workloads. The Company’s purpose-built data centers and cost-effective GPU cloud solutions are optimized for AI, machine learning, graphics rendering, and other high-performance computing needs, helping clients thrive in an era of rapid technological progress.

Lowenstein Sandler LLP acted as legal counsel to the Company. Northland Capital Markets acted as sole placement agent to the Company. Citizens JMP Securities, LLC acted as a Financial Advisor to the Company. Latham & Watkins LLP acted as legal counsel to Macquarie.

The securities described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Applied Digital

Applied Digital (Nasdaq: APLD) develops, builds and operates next-generation data centers and cloud infrastructure. Different by design, the company’s purpose-built facilities are engineered to unleash the power of accelerated compute and deliver secure, scalable and sustainable digital hosting, along with turnkey CSaaS and GPU-as-a-Service solutions. Backed by deep hyperscale expertise and a robust pipeline of available power, Applied Digital accommodates AI Factories and beyond to support the world’s most exacting AI/ML, blockchain and high-performance computing (HPC) workloads.

About Macquarie Group

Macquarie Group Limited (Macquarie) is a global financial services group providing clients with asset management, retail and business banking, wealth management, leasing and asset financing, market access, commodity trading, renewables development, specialist advice and access to capital and principal investment. Founded in 1969, Macquarie employs over 20,600 people in 34 markets. Commodities and Global Markets (CGM), an operating group of Macquarie, has more than 40 years of partnering with clients to provide capital and financing, risk management, market access, and physical execution and logistics solutions across commodities, financial markets, and asset finance sectors. For further information, visit www.macquarie.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives and the closing of the transaction described herein. These statements use words, and variations of words, such as “continue,” “build,” “future,” “increase,” “drive,” “believe,” “look,” “ahead,” “confident,” “deliver,” “outlook,” “expect,” “project” and “predict.” Other examples of forward-looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including the Company’s evolving business model, or estimates or predictions of actions by suppliers, (ii) statements of future economic performance, (iii) statements of assumptions underlying other statements and statements about the Company or its business and (iv) the Company’s ability to effectively apply the net proceeds from the transaction as described above. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. These risks, uncertainties, and other factors include: decline in demand for our products and services; the volatility of the crypto asset industry; the inability to comply with developments and changes in regulation; cash flow and access to capital; and maintenance of third party relationships. Information in this release is as of the dates and time periods indicated herein, and the Company does not undertake to update any of the information contained in these materials, except as required by law.

Investor Relations Contacts

Matt Glover or Ralf Esper

Gateway Group, Inc.

(949) 574-3860

APLD@gateway-grp.com

Media Contact

Buffy Harakidas, EVP and Jo Albers

JSA (Jaymie Scotto & Associates)

jsa_applied@jsa.net

(856) 264-7827